Exhibit 99.2

Malachite Innovations, Inc. and Subsidiaries

Summary of Unaudited Pro Forma Consolidated Financial Information

On August 31, 2023, Malachite Innovations, Inc. (the “Company”), completed its acquisition of Collins Building & Contracting, Inc. (Collins Building”) (such acquisition referred to as the “Acquisition”) in exchange for (a) cash consideration of $1,000,000 (subject to certain adjustments as set forth in the Stock Purchase Agreement), (b) a five-year secured promissory note in favor of Mr. Roger L. Collins, the sole shareholder of Collins Building, in the principal amount of $2,000,000, bearing interest at 7.0% per annum (the “First Promissory Note”), and (c) a two-year secured promissory note in favor of Mr. Collins in the principal amount of $2,035,250, bearing interest at 8.25% per annum (the “Second Promissory Note” and, together with the First Promissory Note, the “Promissory Notes”). The First Promissory Note is secured by the acquired real property and quarry infrastructure, and the Second Promissory Note is secured by the acquired equipment, for an aggregate purchase price of $5,035,250 (the “Purchase Price”).

As required by Accounting Standards Codification Topic 805-20, the Company has allocated the Purchase Price to the acquired assets based on their estimated fair value at the acquisition date. However, the allocation reflected in the unaudited pro forma consolidated balance sheet as of December 31, 2022, differs from the actual allocation calculated at the purchase date since the allocation in the unaudited pro forma consolidated balance sheet as of December 31, 2022 is presented as if the Acquisition was consummated on January 1, 2022, not the purchase date.

The unaudited pro forma consolidated balance sheet as of December 31, 2022 and the unaudited pro forma consolidated statement of operations for the year ended December 31, 2022, is presented as if the Acquisition was consummated on January 1, 2022, the beginning of the Company’s 2022 fiscal year. The unaudited pro forma consolidated statement of operations for the six months ended June 30, 2023, is presented as if the Acquisition was consummated on January 1, 2023, the beginning of the Company’s 2023 fiscal year. The historical financial data has been adjusted to give pro forma effect to events that are (1) directly attributable to the Acquisition, and (2) factually supportable.

The unaudited pro forma consolidated financial information presented herein is provided for illustrative purposes only. The unaudited pro forma consolidated financial information is based on management’s estimate of the effects of the Acquisition, had such transaction occurred on the dates indicated, based on currently available information and certain assumptions and estimates that the Company believes are reasonable under the circumstances. The unaudited pro forma consolidated financial information is not necessarily indicative of the results of operations or financial position that actually would have been achieved had the Acquisition been consummated on the dates indicated, or that may be achieved in the future.

The unaudited pro forma consolidated financial information presented herein should be read in conjunction with the financial statements of Collins Building & Contracting, Inc. contained elsewhere in this Current Report on Form 8-K/A, as filed with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission on March 31, 2023, and the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, as filed with the Securities and Exchange Commission on August 1, 2023.

Malachite Innovations, Inc.

Pro Forma Consolidated Balance Sheet

December 31, 2022

(unaudited)

	Malachite Innovations Inc.	Collins Building & Contracting, Inc.	Pro Forma Adjustments		Pro Forma Total

Current assets
Cash	$442,369	$86,115	$-		$528,484
Accounts receivable, net	981,385	8,156	-		989,541
Contract assets	-	1,144,117	-		1,144,117
Prepaid expenses	884	141,591	-		142,475
Total current assets	1,424,638	1,379,979	-		2,804,617

Property and equipment, net of accumulated depreciation	6,045,514	2,321,100	4,034,400	(1)	12,401,014
Land	-	2,286,211	(1,731,311	)(2)	554,900
Deposits	8,892	-	-		8,892
Goodwill	751,421	-	-		751,421

Total Assets	8,230,465	5,987,290	2,303,089		16,520,844

Current liabilities
Accounts payable and accrued liabilities	233,808	442,798	-		676,606
Current portion of long-term debt	1,319,201	63,877	-		1,383,078
Line of Credit	-	1,181,911	-		1,181,911
Total current liabilities	1,553,009	1,688,586	-		3,241,595

Long-term debt, net of current portion	3,738,013	19,059	-		3,757,072-
Total long-term liabilities	3,738,013	19,059	-		3,757,072
Total liabilities	5,291,022	1,707,645	-		6,998,667

Stockholders’ deficit
Common stock	78,117	1,000	(1,000	)(4)	78,117

			5,035,250	(3)
Additional paid-in capital	53,074,180	73,403	(73,403	)(4)	58,276,642

			1,547,484	(3)
Retained earnings (accumulated deficit)	(50,212,854)	4,205,242	(4,205,242	)(4)	(48,832,582)
Total stockholders’ equity	2,939,443	4,279,645	2,303,089		9,522,177
Total liabilities and stockholders’ equity	$8,230,465	$5,987,290	$2,303,089		$16,520,844

Notes

(1) Reflects the adjustment to increase the basis in the acquired property and equipment to the estimated fair value.

Book Value of Property and Equipment- net of Accumulated Depreciation	$2,321,100
Fair Market Value of Property and Equipment	6,355,500
Adjustment to Increase Equipment	4,034,400

(2) Reflects the adjustment to increase the basis in the acquired land to the estimated fair value.

Book Value of Land	$2,286,211
Fair Market Value of Land	554,900
Adjustment to Decrease Land	(1,731,311)

(3) Reflects adjustment to record gain on bargain purchase associated with the acquisition of Collins Building & Contracting, Inc., as shown below:

Assets Acquired:
Current Assets	$1,379,979
Buildings	199,500
Equipment	6,156,000
Total Assets Acquired	8,290,379
Liabilities Assumed	(1,707,645)
Less: gain on bargain purchase	(1,547,484)
Net Assets Acquired	5,035,250

(4) Elimination of common stock, additional paid-in capital, shareholder distributions and retained earnings of Collins Building & Contracting, Inc. related to the acquisition of Collins Building & Contracting, Inc. by Malachite Innovations, Inc.

Malachite Innovations, Inc.

Pro Forma Consolidated Statement of Operations

Six Months Ended June 30, 2023

(unaudited)

	Malachite Innovations, Inc.	Collins Building & Contracting, Inc.	Pro Forma Adjustments	Pro Forma Total

Revenues	$7,013,154	$1,419,886	$-	$8,433,040
Cost of services	5,519,051	514,800	-	6,033,851
Gross profit	1,494,103	905,086	-	2,399,189

Operating expenses
General and administrative	1,361,946	835,448	-	2,197,394
Research and development	213,621	-	-	213,621
Total operating expenses	1,575,567	835,448	-	2,411,015

Income (loss) from operations	(81,464)	69,638	-	11,8266

Other income (expense)	(108,634)	64,999	-	(43,635)

Net income (loss)	$(190,098)	$134,637	$-	$(31,809)

Net loss per share -
Basic and diluted	$(0.00)			$(0.00)

Weighted average common shares outstanding-
Basic and diluted	79,324,917			79,324,917

Malachite Innovations, Inc.

Pro Forma Consolidated Statement of Operations

Year ended December 31, 2022

	Malachite Innovations, Inc.	Collins Building & Contracting, Inc.	Pro Forma Adjustments	Pro Forma Total

Revenues	$4,832,278	$3,780,704	$-	$8,612,982
Cost of services	(3,439,026)	(3,431,104)	-	(6,870,130)
Gross profit	1,393,252	349,600	-	1,742,852

Operating expenses
General and administrative	2,022,882	1,565,604	-	3,588,486
Research and development	470,803	-	-	470,803
Total operating expenses	2,493,685	1,565,604	-	4,059,289
Income (loss) from operations	(1,100,433)	(1,216,004)	-	(2,316,437)

Other income (expense)	28,257	153,355	-	181,612

Net income (loss)	$(1,072,176)	$(1,062,649)	$-	$(2,134,825)

Net loss per share -
Basic and diluted	$(0.02)			$(0.03)

Weighted average common shares outstanding-
Basic and diluted	68,112,248			68,112,248